SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)




                              Hecla Mining Company
                 ------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                 ------------------------------------------------
                         (Title of Class of Securities)


                                    422704106
                 ------------------------------------------------
                                 (CUSIP Number)


                                  June 27, 2008
                 ------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

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      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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 CUSIP NO. 422704106            13G             PAGE 2 OF 6 PAGES

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  1       NAME OF REPORTING PERSON:
          Dane Andreeff
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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [ ]
                                                                (b)  [x]

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  3       SEC USE ONLY

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  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Canada

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                    5      SOLE VOTING POWER

      NUMBER OF     ------------------------------------------------------------
       SHARES
    BENEFICIALLY    6      SHARED VOTING POWER
        OWNED              7,064,223
         BY         ------------------------------------------------------------
        EACH        7      SOLE DISPOSITIVE POWER
      REPORTING
       PERSON       ------------------------------------------------------------
        WITH:       8     SHARED DISPOSITIVE POWER
                          7,064,223
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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,064,223

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 10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

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 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.5%

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 12       TYPE OF REPORTING PERSON*
          IN, HC
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--------------------                          ---------------------
 CUSIP NO. 422704106            13G             PAGE 3 OF 6 PAGES

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  1       NAME OF REPORTING PERSON:
          Andreeff Equity Advisors, L.L.C.
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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [ ]
                                                                (b)  [X]

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  3       SEC USE ONLY


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  4       CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

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                    5      SOLE VOTING POWER
      NUMBER OF
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    6      SHARED VOTING POWER
        OWNED              7,064,223

         BY         ------------------------------------------------------------
        EACH        7      SOLE DISPOSITIVE POWER
      REPORTING
       PERSON       ------------------------------------------------------------
        WITH:       8      SHARED DISPOSITIVE POWER
                           7,064,223
--------------------------------------------------------------------------------

 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,064,223

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 10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

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 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.5%

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 12       TYPE OF REPORTING PERSON*
          PN, IA
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 CUSIP NO. 422704106            13G             PAGE 4 OF 6 PAGES
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ITEM 1(A).      NAME OF ISSUER:


               Hecla Mining Company


ITEM 1(B).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                6500 N. Mineral Drive, Suite 200
                Coeur d'Alene, ID 83815-9408

ITEM 2(A).      NAME OF PERSON FILING:

                  This Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons"):


                Dane Andreeff


                Andreeff Equity Advisors, L.L.C.


ITEM 2(B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:


                  The principal business office of the Reporting Person filing this Schedule 13G is located at 140 East St. Lucia Lane, Santa Rosa Beach, FL 32459


ITEM 2(C).      CITIZENSHIP:


                Dane Andreeff - - Canada


                Andreeff Equity Advisors, L.L.C. - - Delaware


ITEM 2(D).      TITLE OF CLASS OF SECURITIES:


                Common Stock


ITEM 2(E).      CUSIP NUMBER:


                422704106

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 CUSIP NO. 422704106            13G             PAGE 5 OF 6 PAGES

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ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13d-2(b)
OR (c) CHECK WHETHER THE PERSON FILING IS:    ONE OF THE FOLLOWING


               Not applicable.


ITEM 4.        OWNERSHIP:


               The information in items 1 and 5 through 11 on the cover page (p.
2) on this Schedule 13G is hereby incorporated by reference.


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:


               If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. {square}


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:


               Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               Mr. Andreeff is the Managing Member of Andreeff Equity Advisors, L.L.C. ("AEA") and Maple Leaf Capital I, L.L.C. ("Capital"). AEA is the Investment Adviser and Capital is the General Partner of the following limited partnerships, each of which owns less than 5% of the issuer's securities:

                (i)   Maple Leaf Partners, L.P.
                (ii)  Maple Leaf Partners I, L.P.
                (iii) Maple Leaf Discovery, L.P.
                (iv)  Maple Leaf Discovery I, L.P.

               AEA is the Investment Adviser of Maple Leaf Offshore, Ltd., Maple Leaf Discovery Offshore, Ltd., and an offshore managed account, each of which owns less than 5% of the issuers securities. Mr. Andreeff is the Director of Maple Leaf Offshore, Ltd. and Maple Leaf Discovery Offshore, Ltd.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:


               Not applicable.


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:


               Not applicable.

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 CUSIP NO. 422704106            13G             PAGE 6 OF 6 PAGES
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ITEM 10.        CERTIFICATION


                         By  signing  below  I  certify  that, to the best of my
knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 Dated:     August 18, 2008




                     /s/ Dane Andreeff
                  ________________________________
                  Name:  Dane Andreeff*





                  ANDREEFF EQUITY ADVISORS, L.L.C.*
                  By:  Dane Andreeff

                     /s/ Dane Andreeff
                  ________________________________
                  Name:  Dane Andreeff
                  Title: Managing Member


* THE REPORTING PERSON DISCLAIMS BENEFICIAL OWNERSHIP IN THE SHARES REPORTED HEREIN EXCEPT TO THE EXTENT OF ITS PECUNIARY INTEREST THEREIN.